UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Whole Foods Market

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550 Bowie Street

Austin, Texas 78703

January 28, 2008

Dear Fellow Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Whole Foods Market, Inc. to be held on Monday March 10, 2008, at 9 a.m., Central Daylight Saving Time, at the Austin Hilton Hotel, 500 East 4th Street, Austin, Texas. The information regarding matters to be voted upon at the Annual Meeting is set out in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold or whether you plan to attend the meeting in person. I urge you to vote your shares as soon as possible. The proxy card contains instructions on how to cast your vote.

Our culture and operating philosophy continue to drive our success and benefit all of our stakeholders. While 2007 was another great year of growth for our Company, we believe the best is still to come. I want to thank all of our Team Members for their continued hard work and dedication, and all of our customers and shareholders for their continued support. We look forward to reviewing the events of the last fiscal year at the Annual Meeting.

Sincerely,

JOHN P. MACKEY

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Monday, March 10, 2008

Time:	9 a.m., Central Daylight Saving Time

Place:	Austin Hilton Hotel, 500 East 4th Street, Austin, Texas

Proposals:

1.	To elect six directors to the Board of Directors of Whole Foods Market, Inc. to serve one-year terms expiring at the later of the annual meeting of shareholders in 2009 or upon a successor being elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the fiscal year ending September 28, 2008.

3.	To consider a shareholder proposal regarding the future election of the members of the Board of Directors by a majority vote.

4.	To consider a shareholder proposal regarding separating the roles of our Company Chairman of the Board and CEO.

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Record Date: January 16, 2008

By Order of the Board of Directors,

January 28, 2008	Executive Vice President and Chief Financial Officer

YOUR VOTE IS IMPORTANT!

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone after your receipt of hard copies of the proxy materials, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. It is convenient and saves us significant postage and processing costs.

550 Bowie Street

Austin, Texas 78703

PROXY STATEMENT

Annual Meeting of Shareholders of the Company to be held on March 10, 2008

Some Questions You May Have Regarding this Proxy Statement

Q:	Why am I being asked to review these materials?

A:

The accompanying proxy is solicited on behalf of the Board of Directors of Whole Foods Market, Inc., a Texas corporation (the “Company”). We are providing these proxy materials to you in connection with our Annual Meeting of Shareholders, to be held at the Austin Hilton Hotel, 500 East 4th Street, Austin, Texas, on Monday, March 10, 2008 at 9 a.m., Central Daylight Saving Time. As a Company shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.

Q:	Why am I being asked to review materials on-line?

A:	Under rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), we are now furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed to shareholders on or about January 28, 2008.

Q:	Who may vote at the meeting?

A:	You may vote all of the shares of our common stock that you owned at the close of business on January 16, 2008, the record date. On the record date, Whole Foods Market, Inc. had 139,508,010 shares of common stock outstanding and entitled to be voted at the meeting. You may cast one vote for each share of common stock held by you on all matters presented at the meeting.

Q:	What proposals will be voted on at the meeting?

A:	There are two Company proposals to be considered and voted on at the meeting, which are:

1.	To elect six directors to the Board of Directors of Whole Foods Market, Inc., each to serve a one-year term expiring at the later of the annual meeting of shareholders in 2009 or upon his or her successor being elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the fiscal year ending September 28, 2008.

In addition, there are two proposals from shareholders, which are:

3.	To consider a shareholder proposal regarding the future election of the members of the Board of Directors by a majority vote.

4.	To consider a shareholder proposal regarding separating the roles of our Company Chairman of the Board and CEO.

We will also consider other business that properly comes before the meeting in accordance with Texas law and our Bylaws.

Q:	How does the Board of Directors recommend I vote?

A:	Please see the information included in the proxy statement relating to the proposals to be voted on. Our Board of Directors unanimously recommends that you vote:

1.	“FOR” each of the nominees to the Board of Directors

2.	“FOR” ratification of Ernst & Young LLP as our independent auditor

3.	“AGAINST” the shareholder proposal regarding the future election of the members of the Board of Directors by a majority vote

4.	“AGAINST” the shareholder proposal regarding separating the roles of our Company Chairman of the Board and CEO

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, John P. Mackey and Glenda Chamberlain, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Texas law and our Bylaws.

Q:	How do I vote?

A:	Voting Alternatives:

•	via the Internet at www.proxyvote.com;

•	by phone, after your receipt of hard copies of the proxy materials;

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials.

If your shares are registered directly in your name with our transfer agent, Securities Transfer Corporation, you are considered a shareholder of record with respect to those shares and the Notice of Internet Availability of Proxy Materials has been sent directly to you by Broadridge Financial Solutions, Inc. Please carefully consider the information contained in the proxy statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the annual meeting.

If like most shareholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the Notice of Internet Availability of Proxy Materials is being forwarded to you. Please carefully consider the information contained in the proxy statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the annual meeting.

We encourage you to register your vote via the Internet. If you attend the meeting, you may also submit your vote in person and any votes that you previously submitted – whether via the Internet, by phone or by mail – will be superseded by the vote that you cast at the meeting. To vote at the meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the meeting, your shares will be voted at the meeting in the manner set forth in this proxy statement or as otherwise specified by you.

Unless you hold your shares through the Company’s 401(k) Plan, you may vote via the Internet or by phone until 11:59 p.m., Eastern Standard Time, on March 7, 2008, or the Company’s agent must receive your paper proxy card on or before March 7, 2008. If you hold your shares through the Company’s 401(k) Plan, you may vote via Internet or by phone until 11:59 p.m., Eastern Standard Time, on March 5, 2008, or the Company’s agent must receive your paper proxy card on or before March 5, 2008.

Q:	What constitutes a quorum, and why is a quorum required?

A:	A quorum is required for the Company shareholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting of Shareholders at a later date.

Q:	What if I do not vote or abstain? How are broker non-votes counted?

A.	Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote on any matter presented for Shareholder approval, the effect of an abstention will be the same as a vote against a proposal.

John P. Mackey and Glenda Chamberlain are officers of the Company and were named by our Board of Directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board of Directors. For beneficial shareholders, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum present.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (such as the election of directors), or if you provide instructions on how to vote by following the instructions provided to you by your broker.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial shareholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Who will count the votes?

A:	The Company has hired a third party, Broadridge Financial Solutions, to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Annual Meeting.

Q:	Where can I find voting results of the meeting?

A:	We will announce general voting results at the meeting and publish final detailed voting results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008 or in an earlier filed Form 8-K.

Q:	Who will bear the cost for soliciting votes for the meeting?

A:	We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We may hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and regular employees.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our 2007 Annual Report on Form 10-K, please contact: Whole Foods Market, Inc. 550 Bowie Street, Austin, TX 78703, Attention: Investor Relations Dept., Telephone: (512) 542-0204.

Q:	How can I communicate with the Company’s Board of Directors?

A:	Shareholders may send communications in care of the Director of Internal Audit, Whole Foods Market, Inc. 550 Bowie Street, Austin, TX 78703, or via email to: shareholder.communications@wholefoods.com. Please indicate whether your message is for the Board of Directors as a whole, a particular group or committee of directors or an individual director. The Board of Directors has implemented procedures for processing shareholder communications and a description of these procedures can be found at http://www.wholefoodsmarket.com//investor/corporategovernance/leadership_board-shareholder.html.

PROPOSAL 1 – ELECTION OF DIRECTORS

Size of Board of Directors

Our Board of Directors currently consists of seven members; however, David W. Dupree has notified us that he will be retiring from the Board at the expiration of his term on March 10, 2008. We would like to thank Mr. Dupree for the contributions he has made to the Company while serving as a director for the last eleven years.

The Board of Directors has reduced the number of directors to six effective March 10, 2008. The Board of Directors may elect to increase the number of directors in the future.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL 1.

Vote Required

Election of each director requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

Current Nominees

Each of the members of the Board of Directors’ current term is up for reelection and each has been nominated for election at the annual meeting to hold office until the later of the next annual meeting or the election of their respective successors. The director nominees are Dr. John B. Elstrott, Gabrielle E. Greene, Hass Hassan, John P. Mackey, Morris J. Siegel and Dr. Ralph Z. Sorenson. Using Rule 4200 of the NASDAQ Marketplace Rulesa as a guide, the Board of Directors, upon the advice of the Nominating & Governance Committee, has determined that all of the director nominees other than Mr. Hassan and Mr. Mackey are “independent directors” because (i) he/she is not an executive officer or employee of the Company; and (ii) in the opinion of the Board of Directors he/she is not an individual having a relationship that will interfere with the exercise of independent judgment in carrying out the responsibilities of such director. This independence

[a]

Rule 4200 of the NASDAQ Marketplace Rules specifically excludes the following persons from the definition of Independent Director: (A) a director who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company; (B) a director who accepted or who has a family member who accepted any compensation from the company in excess of $100,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a family member who is an employee (other than an question is analyzed annually in both fact and appearance to promote arms-length oversight.

Mr. Mackey is a current Company officer, and Mr. Hassan has served as a Company consultant within the last three years and served as the President of Fresh & Wild, Ltd., an organic food retailer that the Company acquired in 2004. Therefore, the Board of Directors has concluded that neither person is currently an independent director; however, unless circumstances change, the Board of Directors anticipates that Mr. Hassan will become an independent director effective May 1, 2008. Discussion concerning director independence, including the reference Rule 4200 of the NASDAQ Marketplace Rules, is available on the Company website at: http://www.wholefoodsmarket.com//investor/corporategovernance/principles.pdf.

The information provided below is biographical information about each of the nominees. Age and other information in each nominee’s biography are as of December 15, 2007.

Dr. John B. Elstrott, 59, has served as a director of the Company since February 1995. Dr. Elstrott is a Clinical Professor of Entrepreneurship and the founding director of the Levy-Rosenblum Institute for Entrepreneurship at Tulane University’s Freeman School of Business, which was started in 1991. He has been on the faculty at Tulane since 1982.

Gabrielle E. Greene, 47, has served as a director of the Company since September 2003. Ms. Greene has served as a principal of a diversified investment fund, Rustic Canyon/Fontis Partners, LP, since its inception in October 2005. In addition, Ms. Greene previously served as Chief Financial Officer of the Villanueva Companies, a private holding company with diverse investment interests, and as CFO of Crown Services, a construction services company. Ms. Greene also serves on the board of Bright Horizons Family Solutions.

Hass Hassan, 60, has served as a director of the Company since June 2005. Mr. Hassan is a General Partner of Greenmont Capital, an investment firm. Mr. Hassan founded Fresh & Wild, Ltd., an organic food retailer in the United Kingdom. Mr. Hassan served as President and Executive Chairman of Fresh & Wild from 1999 until 2004 when the company was acquired by Whole Foods Market.

executive officer) of the company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation; provided, however, that in addition to the requirements contained in this paragraph (B), audit committee members are also subject to the additional, more stringent requirements of NASDAQ Market Place Rules Rule 4350(d); (C) a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer; (D) a director who is, or has a family member who is a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs; (E) a director of the issuer who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or (F) a director who is, or has a Family Member who is a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company's audit at any time during any of the past three years.

John P. Mackey, 54, co-founder of the Company, has served as Chairman of the Board and Chief Executive Officer since 1980. Mr. Mackey also served as President from June 2001 to October 2004.

Morris J. Siegel, 58, has served as a director of the Company since September 2003. Mr. Siegel is currently self-employed, operating Capitol Peaks, an investment firm. Mr. Siegel was the co-founder of Celestial Seasonings, Inc., serving as Chairman and CEO from 1970 until 2002. Celestial Seasonings merged with The Hain Food Group forming The Hain Celestial Group of which Mr. Siegel served as Vice Chairman from 2000 until retiring in 2002. Mr. Siegel also serves on the board of Camelback, Inc.

Dr. Ralph Z. Sorenson, 74, has served as a director of the Company since December 1994. Dr. Sorenson is Managing Partner of the Sorenson Limited Partnership, a venture investment partnership. Dr. Sorenson is President Emeritus of Babson College (1974-1981) and Professor Emeritus and former Dean of the University of Colorado College of Business Administration (1992-present) and former Chairman and CEO of Barry Wright Corporation, a NYSE company (1981-1989). Dr. Sorenson also serves on the board of Boulder Securities, Gold Systems, Inc., Global Cooling-Japan and Xyleme, Inc.

The Nominating & Governance Committee, consisting solely of “independent directors” as defined in Rule 4200 of the NASDAQ Marketplace Rules, recommended the six directors set forth in Proposal 1 for nomination by our full Board of Directors. Based on this recommendation, our Board of Directors nominated such directors for election at the Annual Meeting. All nominees are currently directors, and each nominee has agreed to be named in this proxy statement and to serve if elected. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board of Directors. The Board of Directors may also choose to reduce the number of directors to be elected, as permitted by our Bylaws.

Current Directors

Assuming election of all nominees above, the following is a list of persons who will constitute the Company’s Board of Directors following the meeting, including their ages and current committee assignments.

Name	Age	Committees
Dr. John B. Elstrott**	59	Audit, Compensation, Nominating & Governance
Gabrielle E. Greene	47	Audit (Chair), Compensation
Hass Hassan***	60	None
John P. Mackey*	54	None
Morris J. Siegel	58	Audit, Compensation (Chair)
Dr. Ralph Z. Sorenson	74	Compensation, Nominating & Governance (Chair)

*	Chair
**	Lead Director
***	International Business Advisor

On March 31, 2003, the Board of Directors imposed a 12-year term limit on directors effective as of that year’s annual shareholder meeting. The limit for each then-existing director began as of the shareholder meeting date regardless of the date each such director was first elected to the Board of Directors. A director who serves 12 years may sit out two years and is then eligible to serve another 12 years.

Committees and Meetings

The Board of Directors maintains the following three standing committees. The members of the various committees are identified in the preceding table.

•

Audit Committee. The duties of the Audit Committee are set forth in its charter which can be found on the Company’s website at: www.wholefoodsmarket.com/investor/corporategovernance/auditcommittee_charter.pdf. Please also see the Audit Committee Report found under “Proposal 2” in this Proxy Statement.

•

Compensation Committee. The duties of the Compensation Committee are set forth in its Charter which can be found on the Company’s website at: http://www.wholefoodsmarket.com/investor/corporategovernance/compensationcommitteecharter.pdf. The purpose of the Compensation Committee is to assist the Board of Directors in carrying out its responsibilities with respect to: (i) overseeing the Company’s compensation policies and practices; (ii) reviewing and approving annual compensation and compensation procedures for the Company’s executive officers; and (iii) overseeing and recommending director compensation to the Board of Directors. More specifically, the Compensation Committee’s responsibilities include: overseeing the Company’s general compensation structure, policies and programs, and assessing whether the Company’s compensation structure establishes appropriate incentives for management and employees; making recommendations to the Board of Directors with respect to, and administering, the Company’s incentive compensation and equity-based compensation plans, including the Company’s stock option plans and Team Member stock purchase plan; reviewing and approving compensation procedures for the Company’s executive officers; recommending to the independent directors for approval the compensation of the CEO based on relevant corporate goals and objectives and the Board of Directors’ performance evaluation of the CEO; reviewing and recommending to the Board of Directors for approval the compensation of executive officers other than the CEO; reviewing and recommending to the Board of Directors employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; reviewing the compensation of directors for service on the Board of Directors and its committees and recommending changes in compensation to the Board of Directors; and monitoring directors’ compliance with the Company’s stock ownership guidelines. The Compensation Committee Charter does not provide for any delegation of these Compensation Committee’s duties.

Regarding most compensation matters, including executive and director compensation and the Company’s salary cap, Company management provides recommendations to the Compensation Committee. The Company does not currently engage any consultant related to executive and/or director compensation matters.

•

Nominating & Governance Committee. The duties of the Nominating & Governance Committee are set forth in its charter which can be found on the Company’s website at: www.wholefoodsmarket.com//investor/corporategovernance/nominatinggoverancecommitteecharter.pdf. The Nominating & Governance Committee’s purpose is to periodically report to the Board of Directors regarding corporate governance matters, including making recommendations of qualified nominees for election to the Board of Directors. The Nominating & Governance Committee identifies director candidates through recommendations made by members of the Board of Directors, management, shareholders and others, including the possibility of a search firm. At a minimum, a Board of Directors nominee should have significant management or leadership experience which is relevant to the Company’s business, as well as personal and professional integrity. Recommendations are developed based on the nominee’s own knowledge and experience in a variety of fields, and research conducted by the Company’s staff at the Nominating & Governance Committee’s direction. Any shareholder recommendation should be directed to the Secretary of the Company and should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for Board of Directors membership, information regarding any relationships between the candidate and the Company within the last three years and a written indication by the recommended candidate of her/his willingness to serve. Shareholder recommendations must also comply with the notice provisions contained in the Company’s Bylaws in order to be considered (current copies of the Company’s Bylaws are available at no charge in the Company’s public filings with the SEC, on the Corporate Governance page of the Company’s website, or from the Secretary of the Company). In determining whether to nominate a candidate, whether from an internally generated or shareholder recommendation, the Nominating & Governance Committee will consider the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. The Nominating & Governance Committee also exercises its independent business judgment and discretion in evaluating the suitability of any recommended candidate for nomination.

During fiscal year 2007, the Board of Directors and the various committees held the following number of meetings: Board of Directors, 7; Audit Committee, 7; Compensation Committee, 3; and Nominating & Governance Committee, 4. No director attended fewer than 75% of the meetings of the Board of Directors (and any committees thereof), which they were required to attend. It is a policy of the Board of Directors to encourage directors to attend each annual meeting of shareholders. Such attendance allows for direct interaction between shareholders and members of the Board of Directors. All of the then current members of the Board of Directors attended the Company’s 2007 annual meeting of shareholders.

The Board of Directors has determined that all Audit Committee members are “Audit Committee financial experts” under the regulations promulgated by the SEC.

Compensation Committee Interlocks and Insider Participation

No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT AUDITOR

General Information

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”) as independent registered public accounting firm for the Company for the fiscal year ending September 28, 2008. The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the shareholders do not approve the selection of Ernst & Young, the selection of such firm as independent public accountants for the Company will be reconsidered by the Audit Committee.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

Independent Auditor

Ernst & Young served as our independent auditor for the audit of our financial statements for fiscal year 2007 and has been engaged for fiscal year 2008. The Company initially engaged Ernst & Young as its independent auditor in 2001. Representatives of Ernst & Young are expected to attend the 2008 Annual Meeting; they will have the opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions.

The report of Ernst & Young on our audited consolidated financial statements at September 30, 2007 and September 24, 2006 and for the fiscal years then ended, contained no adverse opinion or disclaimer of opinion and is not qualified or modified as to uncertainty, audit scope or accounting principles.

The following table presents fees for professional audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for the years ended September 30, 2007 and September 24, 2006, and fees for other services rendered by Ernst & Young during those periods (in thousands):

	2007	2006
Audit fees	$1,690	$1,072
Audit-related fees	—	4
Tax fees	4	24
All other fees	—	—

Total	$1,694	$1,100

Services rendered by Ernst & Young in connection with fees presented above were as follows:

Audit Fees

In fiscal year 2007 and 2006, audit fees include fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements, the quarterly reviews of the financial statements included in the Company’s Forms 10-Q filings and consents included in other SEC filings. Fiscal year 2007 audit fees also include fees associated with purchase accounting procedures related to the Wild Oats, Inc. acquisition.

Audit-Related Fees

Audit-related fees include fees for acquisition-related inventory procedures in fiscal year 2006.

Tax Fees

Tax fees in fiscal years 2007 and 2006 include fees for tax compliance, tax advice, tax planning and tax preparation of Forms 5500 and expatriate returns.

All Other Fees

Not applicable.

The Audit Committee considers whether the provision of these services is compatible with maintaining the auditor’s independence, and has determined such services for fiscal years 2007 and 2006 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Among its other duties, the Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

Audit Committee Report

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended September 30, 2007.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No.1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007.

Gabrielle E. Greene (Chair)

David W. Dupree

Dr. John B. Elstrott

Morris J. Siegel

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s Compensation Committee is empowered to review and approve, or in some cases recommend for the approval of the full Board of Directors, the annual compensation and compensation procedures for the six executive officers of the Company: the Chairman and Chief Executive Officer, the Co-Presidents and Chief Operating Officers, the Executive Vice President and Chief Financial Officer, the Executive Vice President of Growth and Business Development, and the Executive Vice President of Global Support.

Objectives of Compensation Program

The Company’s compensation and benefit programs reflect the Company’s philosophy of egalitarianism. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization. Perquisites for executives should be rare and limited.

The primary objective of our compensation program, including our executive compensation program, is to attract and retain qualified, energetic Team Members who are enthusiastic about the Company’s mission and culture. A further objective of our compensation program is to provide incentives and reward each of our Team Members for their contribution to the Company. Finally, we endeavor to ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

The salary cap relates to the Company’s commitment to stakeholder equity as a principle. This principle has led us to limit the maximum cash compensation we pay Team Members in any fiscal year. The following is the salary cap calculation for the Company’s past nine fiscal years:

Year	Average Hourly Wage	Average Annual Wage	Average Multiple	Salary Cap
1999	$12.36	$25,709	10	$257,000
2000	$12.84	$26,707	14	$373,900
2001	$13.46	$27,997	14	$391,900
2002	$13.69	$28,479	14	$398,700
2003	$14.07	$29,266	14	$409,700
2004	$14.66	$30,493	14	$426,900
2005	$15.00	$31,200	14	$436,800
2006	$15.38	$31,990	19	$607,800
2007	$15.98	$33,240	19	$631,500

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward teamwork and each Team Member’s contribution to the Company. In measuring the executive officers’ contribution to the Company, the Compensation Committee considers numerous factors including the Company’s growth and financial performance through reference to the following metrics. All of our executive officers participate in an incentive compensation plan based primarily on Economic Value Added (“EVA”TM). EVA is the primary basis for the Company’s financial decision-making tools and incentive compensation systems. In its simplest definition, EVA is equivalent to net operating profits after taxes minus a charge for the cost of capital necessary to generate those profits. High EVA correlates with high returns on invested capital. The incentive compensation paid to the executive officers for fiscal year 2007 was based upon the change in EVA relative to the prior year, the Company’s overall EVA, the number of new stores opened or acquired during the fiscal year, and the number of new stores opened with total development costs within the development budget minus a charge for the new stores opened with costs in excess of the development budget during the fiscal year. These compensation elements are designed to be attainable and collectively intended to increase the executive’s overall compensation for a fiscal year; thus, the Company has instituted a salary cap on cash compensation. Fiscal year 2007 incentive compensation averaged approximately 43% of the total cash compensation earned by the executive officers, not including John P. Mackey who voluntarily received no incentive compensation.

Stock price performance has not been a factor in determining annual compensation because the price of the Company’s common stock is subject to a variety of factors, many of which are outside our control. The Company does not have an exact formula for allocating between cash and non-cash compensation. Other than EVA pool and Benefit Hours pool balances (described below), compensation is generally paid as earned.

Regarding most compensation matters, including executive and director compensation and the Company’s salary cap, our management provides recommendations to the Compensation Committee. However, the Compensation Committee does not delegate any of its functions to others in setting compensation. We do not currently engage any consultant related to executive and/or director compensation matters.

Elements of Company’s Compensation Plan and Why We Chose Each (How It Relates to Objectives)

Annual executive officer compensation consists of a base salary component and the incentive component discussed above. It is the Compensation Committee’s intention to set total executive cash compensation sufficiently high to attract and retain a strong motivated leadership team, but not so high that it creates a negative perception with our other stakeholders. The Compensation Committee achieves this through generally studying compensation payments at other companies within the United States and reviewing the Company’s current salary cap. The incentive bonus is included in compensation to align the financial incentives with the interests of our shareholders, which we believe is primarily the growth and return on invested capital.

Each of our executive officers (other than John P. Mackey) receives stock option grants under the Company’s stock option plan. All of our 50,000+ full-time and part-time Team Members are eligible for stock option grants through Annual Leadership Grants, which recognize and incentivize Team Member performance, or through Service Hour Grants once they have accumulated 6,000 total service hours (approximately three years of employment).b Approximately 93% of the stock options granted under the plan since its inception in 1992 have been granted to Team Members who are not executive officers or regional presidents. We believe that through our broad-based plan, the economic interests of our Team Members, including our executives, are more closely aligned to those of the shareholders. Other than Service Hour Grants, the number of stock options granted to each executive officer is made on a discretionary rather than formula basis by the Compensation Committee, taking into consideration the pool of discretionary grants for all Team Members and our philosophy of fairness to all stakeholders. Other than Service Hour Grants, each executive officer receives the same number of stock option grants.

As noted above, we have a salary cap that limits the total cash compensation paid to any Team Member in each calendar year. This cap is calculated each year as an established multiple of the average cash compensation of all full-time Team Members employed during such year. Employee benefits, stock options and any other form of non-cash compensation, such as the 401(k) match, are not included in determining and applying the salary cap. Payouts under any incentive compensation plan fall within the scope of the Company’s salary cap policy. Per our incentive compensation plan, amounts are contributed annually to a “pool” for each Team Member based on EVA results. A portion of the annual EVA pool contribution may remain in the pool and a portion is paid out annually. Annual payouts are calculated as 100% of the pool up to certain job-specific dollar amounts plus a portion of the excess. If the amount to be paid out under the EVA pool will cause the Team Member’s cash compensation to exceed the annual salary cap, the amount above the cap is forfeited; the full amount which would otherwise be paid out (including amounts not actually paid to the Team Member) is still subtracted from the pool balance. The accumulated balance in any Team Member’s pool account is limited to the amount of the salary cap. Team Members may take time off without pay in order to reduce their salary earned and increase the amount of bonus that can be paid within the cap. The salary cap does not apply in the Team Member’s year of termination or retirement.

[b]	Service hour grants are allocated to each eligible Team Member based on the proportion of their total accumulated service hours.

How the Company Chose Amounts and/or Formulas for Each Element

Each executive’s current and prior compensation is considered in setting future compensation. In addition, we review the compensation practices of other companies generally to better understand the market and the spectrum of compensation philosophies and options across the United States. To some extent, our compensation plan is based on the market and the companies against which we compete for Team Members. The elements of our plan (e.g., base salary, bonus and stock options) are clearly similar to the elements used by many companies; however, our additional emphasis on fair treatment of all stakeholders requires that we cap executive and other leadership salaries at a level that does not prohibit us from competing for quality Team Members. The exact base pay, stock grant, and salary cap amounts are chosen in an attempt to balance our competing objectives of fairness to all stakeholders and attracting/retaining Team Members. EVA is an objective calculation and was chosen as the primary basis for determining incentive compensation because we believe it is the best financial framework our executives can use to help make decisions that create sustainable shareholder value.

Subject to certain exceptions set forth below, the Company plans stock option grant dates well in advance of any actual grant. Regarding our usual annual grants, the timing of grants is typically determined months in advance to coincide with a scheduled meeting of our Board of Directors and its Compensation Committee. Except in highly unusual circumstances, we will not allow option grants at other dates. The grant date is established when the Company’s Compensation Committee approves the grant and all key terms have been determined. The exercise price of each of our stock options grants is the market closing price on the grant date. The Company’s general policy is for the annual grant to occur within two weeks after the official announcement of our second quarter results so that the stock option exercise price reflects a fully-informed market price. If at the time of any planned option grant date any member of our Board of Directors or Executive Team is aware of material non-public information, the Company would not generally make the planned stock option grant. In such event, as soon as practical after material information is made public, the Compensation Committee will have a specially called meeting and/or otherwise take all necessary steps to authorize the delayed stock option grant. Regarding the grant process, the Compensation Committee does not delegate any related function, and executives are not treated differently from other Team Members.

Accounting and Tax Considerations

Our stock option grant policies have been impacted by the implementation of SFAS No. 123R, which we adopted in the first quarter of fiscal year 2006. Under this accounting pronouncement, we are required to value unvested stock options granted prior to our adoption of SFAS 123 under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period. On September 22, 2005 we accelerated the vesting of all outstanding stock options except stock options held by members of our executive team and certain stock options held by our Team Members located in the United Kingdom. We incurred a $17.4 million pre-tax non-cash share-based payment expense in the fourth quarter of fiscal year 2005 related to the accelerated vesting. This expense was based on historical Team Member turnover rates and the Company’s best estimate of future turnover rates. We recorded additional pre-tax non-cash share-based payment expense of approximately $4.4 million in fiscal year 2007 and approximately $3.0 million in fiscal year 2006 to adjust this estimate for actual experience. Our current intent is to limit the number of shares granted in any one year so that annual earnings per share dilution from share-based payment expenses will ramp up but not exceed 10% over time. We believe this strategy is best aligned with our stakeholder philosophy because it is intended to limit future earnings dilution from options while at the same time retains the broad-based stock option plan, which we believe is important to Team Member morale, our unique corporate culture and our success.

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the Service Provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue code section 162(m) tax deduction limit.

John P. Mackey’s Compensation

In November 2006, we announced that John P. Mackey, our Chief Executive Officer, would voluntarily reduce his salary to $1 beginning January 1, 2007 and forgo any future bonus and stock option awards. For the fiscal year Mr. Mackey earned $93,500 in base salary, prior to his voluntary reduction in salary. Mr. Mackey accrued $68,363 in paid time off during the fiscal year. Mr. Mackey also received a matching contribution to his 401(k) plan in the amount of $297, which is calculated according to a formula consistent with the matching contribution available to all Team Members. Mr. Mackey will continue to receive the same non-cash benefits that other Team Members receive, including a Team Member purchase discount card and health insurance.

A. C. Gallo

The Compensation Committee increased the salary of Mr. Gallo by 5%, from $374,000 to $392,000 effective January 1, 2007. For the fiscal year, Mr. Gallo earned $333,600 in base salary due to his having taken unpaid time off. For the fiscal year $119,400 was added to Mr. Gallo’s EVA pool balance, and he received an EVA Bonus Payment of $297,900. Therefore, during fiscal year 2007 Mr. Gallo’s total cash compensation was $631,500. Mr. Gallo also accrued $49,113 in paid time off during the fiscal year. Mr. Gallo also received two grants of options to purchase shares totaling 4,668. The first grant of 4,500 options to purchase shares is equal to the amount granted to each of the members of our Executive Team, while the second grant of 168 options to purchase shares is based on his 14 years of service with the Company. Mr. Gallo also received a matching contribution to his 401(k) plan in the amount of $297, which is calculated according to a formula consistent with the matching contribution available to all Team Members.

Walter Robb

The Compensation Committee increased the salary of Mr. Robb by 5%, from $374,000 to $392,000 effective January 1, 2007. For the fiscal year, Mr. Robb earned $382,300 in base salary due to his having taken unpaid time off. For the fiscal year, $70,700 was added to Mr. Robb’s EVA pool balance, and he received an EVA Bonus Payment of $249,200. Therefore, during fiscal year 2007 Mr. Robb’s total cash compensation was $631,500. Mr. Robb accrued $61,641 in paid time off during the fiscal year. Mr. Robb also received two grants of options to purchase shares totaling 4,642. The first grant of 4,500 options to purchase shares is equal to the amount granted to each of the members of our Executive Team, while the second grant of 142 options to purchase shares is based on his 16 years of service with the Company. Mr. Robb also received a matching contribution to his 401(k) plan in the amount of $297, which is calculated according to a formula consistent with the matching contribution available to all Team Members.

Glenda Chamberlain

The Compensation Committee increased the salary of Ms. Chamberlain by 5%, from $374,000 to $392,000 effective January 1, 2007. For the fiscal year, Ms. Chamberlain earned $339,700 in base salary due to her having taken unpaid time off. For the fiscal year $113,300 was added to Ms. Chamberlain’s EVA pool balance, and she received an EVA Bonus Payment of $291,800. Therefore, during fiscal year 2007 Ms. Chamberlain’s total cash compensation was $631,500. Ms. Chamberlain accrued $59,861 in paid time off during the fiscal year. Ms. Chamberlain also received two grants of options to purchase shares totaling 4,653. The first grant of 4,500 options to purchase shares is equal to the amount granted to each of the members of our Executive Team, while the second grant of 153 options to purchase shares is based on her 19 years of service with the Company. Ms. Chamberlain also received a matching contribution to her 401(k) plan in the amount of $297, which is calculated according to a formula consistent with the matching contribution available to all Team Members.

James P. Sud

The Compensation Committee increased the salary of Mr. Sud by 5%, from $374,000 to $392,000 effective January 1, 2007. For the fiscal year, Mr. Sud earned $381,900 in base salary due to his having taken unpaid time off. For the fiscal year, $71,100 was added to Mr. Sud’s EVA pool balance and he received an EVA Bonus Payment of $249,600. Therefore, during fiscal year 2007 Mr. Sud’s total cash compensation was $631,500. Mr. Sud accrued $53,889 in paid time off during the fiscal year. Mr. Sud also received two grants of options to purchase shares totaling 4,591. The first grant of 4,500 options to purchase shares is equal to the amount granted to each of the members of our Executive Team, while the second grant of 91 options to purchase shares is based on his 10 years of service with the Company. Mr. Sud also received a matching contribution to his 401(k)

plan in the amount of $297, which is calculated according to a formula consistent with the matching contribution available to all Team Members.

Lee Valkenaar

The Compensation Committee increased the salary of Mr. Valkenaar by 5%, from $374,000 to $392,000 effective January 1, 2007. For the fiscal year, Mr. Valkenaar earned $362,300 in base salary due to his having taken unpaid time off. For the fiscal year, $90,700 was added to Mr. Valkenaar’s EVA pool balance and he received an EVA Bonus Payment of $269,200. Therefore, during fiscal year 2007 Mr. Valkenaar’s total cash compensation was $631,500. Mr. Valkenaar accrued $51,435 in paid time off during the fiscal year. Mr. Valkenaar also received two grants of options to purchase shares totaling 4,680. The first grant of 4,500 options to purchase shares is equal to the amount granted to each of the members of our Executive Team, while the second grant of 180 options to purchase shares is based on his 20 years of service with the Company. Mr. Valkenaar also received a matching contribution to his 401(k) plan in the amount of $297, which is calculated according to a formula consistent with the matching contribution available to all Team Members.

Compensation Committee Report

We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in the Company’s 2008 Shareholder Meeting Schedule 14A Proxy Statement, filed Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy.

Compensation Committee

Dr. John B. Elstrott

Gabrielle E. Greene

Morris J. Siegel

Dr. Ralph Z. Sorenson (Chair)

Summary Compensation Table

The following table includes information concerning compensation for the one-year periods ended September 30, 2007 and September 24, 2006 in reference to the six members of the Executive Team, which includes required disclosure related to our CEO, CFO and the three most highly compensated executive officers of the Company.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation (5)	Total (6)
John P. Mackey (7), (8) Chairman of the Board and Chief Executive Officer	2007	$93,500	—	—	$260,046	$68,363	—	$297	$422,206
	2006	$287,600	—	—	$427,000	$632,376	—	$357	$1,347,333

A. C. Gallo Co-President and Chief Operating Officer	2007	$333,600	—	—	$260,012	$347,013	—	$297	$940,922
	2006	$310,900	—	—	$420,000	$666,761	—	$357	$1,398,018

Walter Robb Co-President and Chief Operating Officer	2007	$382,300	—	—	$263,588	$310,841	—	$297	$957,026
	2006	$371,600	—	—	$426,000	$583,798	—	$357	$1,381,755

Glenda Chamberlain Executive Vice President and Chief Financial Officer	2007	$339,700	—	—	$251,326	$351,661	—	$297	$942,984
	2006	$268,500	—	—	$405,000	$788,832	—	$357	$1,462,689

James P. Sud Executive Vice President of Growth and Business Development	2007	$381,900	—	—	$250,969	$303,489	—	—	$936,358
	2006	$333,600	—	—	$405,000	$711,961	—	—	$1,450,561

Lee Valkenaar Executive Vice President of Global Support	2007	$362,300	—	—	$303,273	$320,635	—	$297	$986,505
	2006	$303,100	—	—	$489,000	$798,545	—	$357	$1,591,002

(1)

All cash compensation received by the named executive officer for the applicable fiscal year is found in either the Salary Column of this Table or is part of the EVA Bonus specified in Footnote 4 Part A of this Table. Total cash compensation for each named executive officer is set forth in Footnote 6 of this Table. The total of the Salary Column and the EVA Bonus paid is limited to the Company’s salary cap. For fiscal years 2007 and 2006 the salary cap was $631,500 and $607,800 respectively. In addition figures shown in the Salary Column of this Table reflect the amount actually received by each named executive officer during the fiscal year; not such officer’s annual rate of pay for the indicated fiscal year; rates may be higher than amounts shown due to the named executive officer electing to take time-off without pay. In 2007 the annualized average rate of pay for all named executive officers, excluding John P. Mackey was $392,000. In 2006 the annualized average rate of pay for all named executive officers was $374,000.

(2)	See Non-Equity Incentive Plan Compensation Column of this Table for incentive bonus information.
(3)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments. See Note 13 of the consolidated financial statements in the Company’s Annual Report for the year ended September 30, 2007 regarding assumptions underlying valuation of equity awards. As Footnote 13 indicates, amounts in this column relate to expensing of options granted during fiscal years 2006 and 2007, which vest over four years.
(4)	Amounts, if any, found in the Non-Equity Incentive Plan Compensation Column of this Table may consist of the following parts:
A.	Amounts earned and actually paid during the year to the named executive officer in relation to their EVA Bonus;
B.	Contributions during any year to the named executive officer’s EVA pool in excess of EVA Bonuses paid (See EVA Pool Plan Table: Registrant Contribution Column); and
C.	Contributions to named executive officer’s benefit hours pool during any year in excess of those benefit hours used (See benefit hours Table: Registrant Contribution Column).

For each named executive officer, the total column amount is broken down into the following ordered parts which correspond to the notes above: A + B + C = Total Non-Equity Incentive Compensation Column amount. For fiscal year 2007: John P. Mackey $0 + $0 + $68,363 = $68,363; A. C. Gallo $297,900 + $0 + $49,113 = $347,013; Walter Robb $249,200 + $0 + $61,641 = $310,841; Glenda Chamberlain $291,800 + $0 + $59,861 = $351,661; James P. Sud $249,600 + $0 + $53,889 = $303,489; Lee Valkenaar $269,200 + $0 + $51,435 = $320,635. For fiscal year 2006: John P. Mackey $320,200 + $293,700 + $18,476 = $632,376; A. C. Gallo $296,900 + $316,500 + $53,361 = $666,761; Walter Robb $236,200 + $284,900 + $62,698 = $583,798; Glenda Chamberlain $339,300 + $367,400 + $82,132 = $788,832; James P. Sud $274,200 + $367,400 + $70,361 = $711,961; Lee Valkenaar $304,700 + $435,600 + $58,245 = $798,545.

(5)	Amount in this Column relate solely to the Company’s 401(k) match program which is available to all Team Members.
(6)	Total cash compensation received by each named executive officer during any fiscal year may consist of the following:
X.	Salary; and
Y.	EVA Bonus.

For each named executive officer, the total cash compensation received during any fiscal year is broken down into the following ordered parts which correspond to the notes above: X + Y = total cash compensation. For fiscal year 2007: John P. Mackey, $93,500 + $0 = $93,500; A. C. Gallo, $333,600 + $297,900 = $631,500; Walter Robb, $382,300 + $249,200 = $631,500; Glenda Chamberlain, $339,700 + $291,800 = $631,500; James P.

Sud, $381,900 + $249,600 = $631,500; Lee Valkenaar, $362,300 + 269,200 = $631,500. For fiscal year 2006: John P. Mackey, $287,600 + $320,200 = $607,800; A. C. Gallo, $310,900 + $296,900 = $607,800; Walter Robb, $371,600 + $236,200 = $607,800; Glenda Chamberlain, $268,500 + $339,300 = $607,800; James P. Sud, $333,600 + $274,200 = $607,800; Lee Valkenaar, $303,100 + $304,700 = $607,800.

(7)	Effective January 1, 2007 John P, Mackey voluntarily reduced his salary to $1 and elected to forgo any future cash compensation, stock awards and/or options awards.
(8)	Although John P. Mackey received no grant of stock options during fiscal year 2007, the amount in his 2007 Option Awards column represents the Company’s expense associated with his existing options vesting during fiscal year 2007.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to the options granted and potential payments under the EVA Plan during or for the fiscal year ended September 30, 2007 to each of our named executive officers listed in the summary Compensation Table as shown under the caption “Executive Compensation.”

Name and Principal Position	Grant Date	Estimated Future Pay-outs Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target (1)	Maximum	Threshold	Target	Maximum
John P. Mackey Chairman of the Board and Chief Executive Officer	—	—	$245,000		—	—	—	—	—	—	—

A. C. Gallo Co-President and Chief Operating Officer	05/18/07	—	$245,000		—	—	—	—	4,668	$39.74	$185,506

Walter Robb Co-President and Chief Operating Officer	05/18/07	—	$245,000		—	—	—	—	4,642	$39.74	$184,473

Glenda Chamberlain Executive Vice President and Chief Financial Officer	05/18/07	—	$245,000	—	—	—	—	4,653	$39.74	$184,910

James P. Sud Executive Vice President of Growth and Business Development	05/18/07	—	$245,000	—	—	—	—	4,591	$39.74	$182,446

Lee Valkenaar Executive Vice President of Global Support	05/18/07	—	$245,000	—	—	—	—	4,680	$39.74	$185,983

(1)	The Company’s EVA Plan does not provide for threshold, target and maximum payment amounts, except that the payment may be limited due to the salary cap. The amount disclosed as each named executive officer’s “target” EVA incentive compensation for fiscal year 2007 is a representative amount. This disclosed figure was determined by calculating the percentage (62.5%) of each named executive officer’s annual rate of base salary (calculated at the rates in effect for fiscal year 2006) that such named executive officer would have received for fiscal year 2006 under the EVA Plan, subject to the salary cap limit in effect for such year. Each named executive officer’s EVA incentive compensation for fiscal year 2007 is subject, together with base salary, to the salary cap described in the Compensation Discussion and Analysis section above.

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options previously awarded to the executive officers named above at the fiscal year end, September 30, 2007. The number of options held at September 30, 2007 includes options granted under the Whole Foods Market 2007 Stock Incentive Plan, which is a consolidation, amendment and restatement of the Whole Foods Market, Inc. Incentive Stock Option Plan for Team Members and the Whole Foods Market, Inc. Amended and Restated Stock Option Plan for Outside Directors.

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
John P. Mackey Chairman of the Board and Chief Executive Officer	16,000	0	—	11.4375	03/26/08	—	—	—	—
	8,000	0		23.3050	03/25/09
	4,000	0		24.6050	01/22/10
	12,000	0		27.8200	03/31/10
	4,500	1,500		29.8750	11/06/10
	9,000	3,000		39.6100	05/06/11
	4,752	4,748		41.0450	10/22/11
	5,000	5,000		43.4250	11/04/11
	6,000	6,000		54.1700	05/06/12
	6,000	6,000		66.8050	09/15/12
	1,182	3,547		68.9600	05/12/11
A. C. Gallo Co-President and Chief Operating Officer	14,628	0	—	11.4375	03/26/08	—	—	—	—
	8,000	0		23.3050	03/25/09
	4,000	0		24.6050	01/22/10
	12,000	0		27.8200	03/31/10
	4,500	1,500		29.8750	11/06/10
	9,000	3,000		39.6100	05/06/11
	4,000	4,000		41.0450	10/22/11
	5,000	5,000		43.4250	11/04/11
	6,000	6,000		54.1700	05/06/12
	6,000	6,000		66.8050	09/15/12
	1,163	3,491		68.9600	05/12/11
	0	4,668		39.7400	05/18/12
Walter Robb Co-President and Chief Operating Officer	26,588	0	—	11.4375	03/26/08	—	—	—	—
	8,000	0		23.3050	03/25/09
	4,000	0		24.6050	01/22/10
	12,000	0		27.8200	03/31/10
	4,500	1,500		29.8750	11/06/10
	9,000	3,000		39.6100	05/06/11
	4,652	4,648		41.0450	10/22/11
	5,000	5,000		43.4250	11/04/11
	6,000	6,000		54.1700	05/06/12
	6,000	6,000		66.8050	09/15/12
	1,157	3,472		68.9600	05/12/11
	0	4,642		39.7400	05/18/12

Glenda Chamberlain Executive Vice President And Chief Financial Officer	16,000	0	—	11.4375	03/26/08	—	—	—	—
	8,000	0		23.3050	03/25/09
	4,000	0		24.6050	01/22/10
	12,000	0		27.8200	03/31/10
	4,500	1,500		29.8750	11/06/10
	9,000	3,000		39.6100	05/06/11
	2,500	2,500		41.0450	10/22/11
	5,000	5,000		43.4250	11/04/11
	6,000	6,000		54.1700	05/06/12
	6,000	6,000		66.8050	09/15/12
	1,160	3,481		68.9600	05/12/11
	0	4,653		39.7400	05/18/12
James P. Sud Executive Vice President of Growth and Business Development	16,000	0	—	11.4375	03/26/08	—	—	—	—
	8,000	0		23.3050	03/25/09
	4,000	0		24.6050	01/22/10
	12,000	0		27.8200	03/31/10
	4,500	1,500		29.8750	11/06/10
	9,000	3,000		39.6100	05/06/11
	2,500	2,500		41.0450	10/22/11
	5,000	5,000		43.4250	11/04/11
	6,000	6,000		54.1700	05/06/12
	6,000	6,000		66.8050	09/15/12
	1,144	3,435		68.9600	05/12/11
	0	4,591		39.7400	05/18/12
Lee Valkenaar Executive Vice President of Global Support	28,000	0	—	11.4375	03/26/08	—	—	—	—
	8,000	0		23.3050	03/25/09
	12,000	0		27.8200	03/31/10
	9,000	3,000		39.6100	05/06/11
	18,000	6,000		42.0600	09/22/11
	1,250	1,250		41.0450	10/22/11
	5,000	5,000		43.4250	11/04/11
	6,000	6,000		54.1700	05/06/12
	6,000	6,000		66.8050	09/15/12
	1,166	3,499		68.9600	05/12/11
	0	4,680		39.7400	05/18/12

(1)	Options become exercisable in four equal installments each year beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested Table

The following table includes certain information with respect to the options exercised by the executive officers named above during the fiscal year ended September 30, 2007.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (2)	Number of Shares Acquired on Vesting	Value Realized on Vesting
John P. Mackey Chairman of the Board and Chief Executive Officer	16,000	$552,819	—	—
A. C. Gallo Co-President and Chief Operating Officer	—	—	—	—

Walter Robb Co-President and Chief Operating Officer	15,100	$600,337	—	—
Glenda Chamberlain Executive Vice President and Chief Financial Officer	16,000	$563,699	—	—
James P. Sud Executive Vice President of Growth and Business Development	8,000	$269,850	—	—
Lee Valkenaar Executive Vice President of Global Support	18,616	$642,865	—	—

(1)	Of options shares exercised, the following amounts were due to pending expiration of such options expiring during the fiscal year: John P. Mackey 16,000; Walter Robb 15,100; Glenda Chamberlain 16,000; James P. Sud 8,000; Lee Valkenaar 8,080.
(2)	Value Realized on Exercise is calculated as the difference between the total fair market value of the shares on the date of exercise (using the closing market price on the exercise date), less the total option price paid for the shares.

Non-Qualified Deferred Compensation

EVA Pool Plan

The table below provides information concerning the EVA pool for each of our executive officers during the one-year period ended September 30, 2007.

Upon termination of employment, each executive listed below is entitled to receive as a lump sum payment the Aggregate Balance in their EVA pool and in such year of termination of employment total cash compensation received may be in excess of the salary cap. If a termination of employment had occurred as of September 30, 2007, in addition to other benefits discussed herein, each executive would be entitled to receive the amount specified in the Aggregate Balance at Last Fiscal Year End Column of this Table.

Name and Principal Position	Executive Contributions in Last Fiscal Year End	Registrant Contributions in Last Fiscal Year End (1)	Aggregate Earnings in Last Fiscal Year End	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (2)
John P. Mackey Chairman of the Board and Chief Executive Officer	—	$0	—	—	$607,800

A. C. Gallo Co-President and Chief Operating Officer	—	$0	—	$178,500	$429,300
Walter Robb Co-President and Chief Operating Officer	—	$0	—	$178,500	$429,300
Glenda Chamberlain Executive Vice President and Chief Financial Officer	—	$0	—	$178,500	$429,300
James P. Sud Executive Vice President of Growth and Business Development		$0	—	$178,500	$429,300
Lee Valkenaar Executive Vice President of Global Support	—	$0	—	$178,500	$429,300

(1)	Amounts shown in the Registrant Contributions in Last Fiscal Year Column of this Table represent the sum of amounts earned according to the incentive compensation plan, net of amounts paid during the year and net of any amounts forfeited due to the limits on cash payouts and on pool balances. For 2007, amounts paid during the year to executives in relation to their EVA pool were as follows: John P. Mackey, $0; A. C. Gallo, $297,900; Walter Robb, $249,200; Glenda Chamberlain, $291,800; James P. Sud, $249,600; Lee Valkenaar, $269,200. The Company’s salary cap applies to the EVA Bonus paid and Salary paid during the applicable year. Except for John P. Mackey who has voluntarily elected to forgo EVA bonuses, all members of the executive team generally receive the same gross contribution in any year, but the amount paid and the amount forfeited may be different and therefore the net contribution may vary from person to person.
(2)	The EVA pool plan is intended to limit wide variation in bonuses from year to year. In keeping with the Company’s compensation philosophy, after yearly contributions are determined and such year’s bonuses are paid, the aggregate balance of each executive’s EVA pool cannot exceed the Company’s salary cap. After deduction for bonus payouts, any amount that would cause an executive’s EVA pool balance to exceed the Company’s salary cap is forfeited. At the beginning of fiscal year 2007, the Aggregate Balance for each executive’s EVA pool was $607,800, and the Aggregate Balance of each executive’s pool was increased by the following amount before any payment was made: John P. Mackey $0; A. C. Gallo $119,400; Walter Robb $70,700; Glenda Chamberlain $113,300; James P. Sud $71,100; and Lee Valkenaar $90,700. For fiscal year 2008 no amount was forfeited for any executive.

Benefit Hours

The table below provides information concerning the benefit hours related to accrued paid vacation and other personal time for each of our executive officers during the one-year period ended September 30, 2007.

Upon termination of employment, all Team Members are entitled to receive a related lump sum payment for unused benefit hours, and in such year of termination of employment, total cash compensation received may be in excess of the salary cap. If a termination of employment had occurred as of September 30, 2007, in addition to other benefits discussed herein, each executive would be entitled to receive the amount specified in the Aggregate Balance at Last Fiscal Year End Column of this Table.

Name and Principal Position	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions (2)	Aggregate Balance at Last Fiscal Year End (3)
John P. Mackey Chairman of the Board and Chief Executive Officer	—	$68,363	—	$0	$183,133

A. C. Gallo Co-President and Chief Operating Officer	—	$49,113	—	$0	$156,244

Walter Robb Co-President and Chief Operating Officer	—	$61,641	—	$0	$295,316

Glenda Chamberlain Executive Vice President and Chief Financial Officer	—	$59,861	—	$0	$382,872

James P. Sud Executive Vice President of Growth and Business Development	—	$53,889	—	$0	$256,971

Lee Valkenaar Executive Vice President of Global Support	—	$51,435	—	$0	$205,211

(1)	Increase in amount from last year may relate to both: a) paid time off hours earned this year; and b) the increase in executives’ rate of pay in fiscal year 2007 applied to paid time off hours earned but not yet used from prior years.
(2)	Amounts relate to paid time off hours used for time off from work in excess of paid time off earned during the year.
(3)	Amounts are calculated using paid time off hours earned at the executives 2007 rate of pay as follows: John P. Mackey 1,019 paid time off hours @ $179.75 per hour; A. C. Gallo 828 paid time off hours @ $188.70 per hour; Walter Robb 1,565 paid time off hours @ $188.70 per hour; Glenda Chamberlain 2,029 paid time off hours @ $188.70 per hour; James P. Sud 1,362 paid time off hours @ $188.70 per hour; Lee Valkenaar 1,087 paid time off hours @ $188.70 per hour.

Potential Payments on Termination/Change of Control

In 1991, we entered into Retention Agreements with John P. Mackey and Glenda Chamberlain. These agreements provide for certain benefits upon an involuntary termination of employment, other than for cause, after a “Triggering Event.” A Triggering Event includes a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or the sale of all or substantially all of the Company’s assets. The benefits to be received by the executive officer whose employment is terminated after a Triggering Event occurs include: receipt of a lump sum severance payment equal to the executive’s then current annual salary and prior year’s bonus; continuation of life, health and disability benefits for one year after the termination of employment; and the immediate vesting of any outstanding stock options granted to such executive officer with up to six months to exercise.

If a Triggering Event and termination of employment had occurred as of September 30, 2007, we estimate that the value of the benefits under the Retention Agreements would have been as follows:

Name	Lump Sum Severance Payment (1)	Continuation of Insurance Benefit	Accelerated Vesting of Stock Options (2)
John P. Mackey	$413,700	$7,482	$206,541
Glenda Chamberlain	$679,000	$11,119	$244,502

(1)	Payment based on fiscal year 2007 salary plus fiscal year 2006 EVA Bonus.
(2)	Accelerated vesting of stock option amounts were determined by measuring the fair value of unvested stock options as of September 30, 2007, utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments.” See Note 13 of the consolidated financial statements in the Company’s Annual Report for the year ended September 30, 2007 regarding assumptions underlying valuation of equity awards.

In addition to the Payments above all executives are entitled to payout of the balances found in the: (a) EVA Pool Plan Table in the Aggregate Balance at Last Fiscal Year End Column; and (b) Benefit Hours Table in the Aggregate Balance at Last Fiscal Year End Column.

Director Compensation Table

For 2007, each of our non-employee directors received the following: a $3,170 quarterly retainer; $5,725 for each Board of Directors’ meeting attended in person; $1,049 for each Committee meeting attended in person in conjunction with a Board of Directors meeting; $4,194 for each Committee meeting attended in person apart from a Board of Directors meeting; $1,398 for each Board of Directors/Committee meeting greater than two hours in length attended by telephone in which a majority of directors/committee members participated; $1,049 for each Board of Directors/Committee meeting between one and two hours in length attended by telephone in which a majority of directors/committee members participated; and $524 for each Board of Directors/Committee meeting between fifteen minutes and one hour in length attended by telephone in which a majority of directors/committee members participated. The following quarterly retainers were paid: $8,899 to the Lead Director; and $2,588 to the International Business Advisor Director. Finally, each Board of Directors Committee Chair received the following quarterly retainer: $3,333 to the Audit Committee Chair; $1,748 to the Compensation Committee Chair; and $1,748 to the Nominating & Governance Committee Chair. In addition to the above amounts a $2,500 weekly retainer was paid to members of a Special Committee which temporarily operated for 11 weeks during fiscal year 2007.

We strive to promote an ownership mentality among key leadership and the Board of Directors. Our Corporate Governance Principles provide that it is the policy of the Board of Directors to encourage each director to maintain a stock ownership investment in the Company equal to three times the estimated cash compensation received by each such director for the first full year of service on the Board of Directors. The members of our Board of Directors receive regular grants of stock options. Options become exercisable in four equal installments each year beginning on the first anniversary of the grant date. At fiscal year end each of our directors owned the indicated number of shares of Company stock: David W. Dupree, 22,892; Dr. John B. Elstrott, 27,800; Gabrielle E. Greene, 2,046; Hass Hassan, 30,002; John P. Mackey, 1,153,245; Morris J. Siegel, 3,000; and Dr. Ralph Z. Sorenson, 32,332.

The following table provides compensation information for the one-year period ended September 30, 2007 for each member of our Board of Directors.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	Non- Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total
David W. Dupree	$108,385	—	$11,672	—	—	—	$120,057
Dr. John B. Elstrott	$165,520	—	$11,672	—	—	—	$177,192
Gabrielle E. Greene	$144,315	—	$11,672	—	—	—	$155,987
Hass Hassan	$129,659	—	$11,672	—	—	—	$141,331
John P. Mackey (3)	—	—	—	—	—	—	—
Morris J. Siegel	$123,758	—	$11,672	—	—	$6,050	$141,480
Dr. Ralph Z. Sorenson	$130,172	—	$11,672	—	—	—	$141,844

(1)	Amounts calculated utilize the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments.” See Note 13 of the consolidated financial statements in the Company’s Annual Report for the year ended September 30, 2007 regarding assumptions underlying valuation of equity awards. The full grant date fair value, computed in accordance with FAS 123R, of the awards granted to each director during fiscal years 2007 was $21,857. Each director received at grant of 2,250 shares during fiscal year 2007. At fiscal year end the aggregate number of option awards outstanding for each director was as follows: David W. Dupree, 63,844; Dr. John B. Elstrott, 40,500; Gabrielle E. Greene, 35,300; Hass Hassan, 30,500; Morris J. Siegel, 39,500; Dr. Ralph Z. Sorenson, 40,500.
(2)	The specified amount relates to reimbursement payments for continuing board education. The Company’s policy is that upon request from a director the Company will reimburse the director for travel and meal expenses incurred during their travel for Company business, and for continuing board education up to $5,000 in any calendar year including related travel and meal expenses incurred.
(3)	See Summary Compensation Table for disclosure related to John P. Mackey who is also an Executive Officer of the Company. Mr. Mackey does not receive any additional compensation for serving as a member of the Board of Directors.

Stock Options

We historically granted options to purchase common stock under our 1992 Incentive Stock Option Plan for Team Members and our 1992 Stock Option Plan for Outside Directors. Our shareholders have also approved several plan amendments including the consolidation of these plans into the Whole Foods Market 2007 Stock Incentive Plan at our March 2007 annual meeting. Our Company has, in connection with certain of our business combinations, assumed the stock option plans of the acquired companies. All options granted under plans assumed in business combinations were governed by the terms and conditions of those grants. As of September 30, 2007, options to purchase an aggregate of 58,967,719 of common stock (net of options canceled) had been granted pursuant to these plans, and options to purchase 41,756,426 shares had been exercised. Options to purchase 17,211,293 shares remained outstanding under these plans as of such date, and options to purchase 5,546,653 of common stock remained available under these plans for future grant.

Code of Business Conduct

The Company expects all of its Team Members and directors to act in accordance with the highest standards of personal and professional integrity at all times, and to comply with the Company’s policies and procedures and all laws, rules and regulations of any applicable international, federal, provincial, state or local government. The Company has adopted a Code of Business Conduct, which is posted on the Company’s website at http://www.wholefoodsmarket.com/investor/corporategovernance/codeofconduct.pdf. The Code of Business Conduct applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller and other persons who perform similar functions for the Company, in addition to the corporate directors and employees of the Company.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans by type as of September 30, 2007.

Plan Category	Options Outstanding	Weighted Average Exercise Price	Options Available for Future Issuance
Approved by security holders	17,211,293	$49.80	5,546,653
Not approved by security holders	—	—	—

Total	17,211,293	$49.80	5,546,653

Certain Relationships and Related Transactions

John P. Mackey and Glenda Chamberlain, executive officers of the Company, own approximately 51% and 2%, respectively, of the capital stock of BookPeople, Inc., a retailer of books and periodicals that is unaffiliated with the Company, which leases retail space at one location in Austin, Texas from the Company. The lease which was entered into on December 31, 1993 provides for an aggregate annual minimum rent of approximately $0.5 million which the Company received in rental income in fiscal year 2007.

The Nominating & Governance Committee of the Board of Directors, pursuant to its written charter, is charged with the responsibility of reviewing certain issues involving potential conflicts of interest, and reviewing and approving all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. The Nominating & Governance Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. Other than as described above, no transaction requiring disclosure under applicable federal securities laws occurred during fiscal year 2007 that was submitted to the Nominating & Governance Committee for approval as a “related party” transaction.

PROPOSAL 3 – SHAREHOLDER PROPOSAL

We recently received a formal shareholder proposal from James McRitchie, 9295 Yorkship Court, Elk Grove, California 95758 (the “Proponent”) as lead filer. Mr. McRitchie has beneficially owned at least $2,000 in market value of Whole Foods Market, Inc. common stock for at least one year prior to October 1, 2007. He has requested that a proposal regarding the future election of the members of the Board of Directors by a majority vote be presented for shareholder vote at the Company’s annual meeting. The Proponent’s Proposal and Supporting Statement are quoted verbatim below.

For the reasons set forth by the Company in the section titled Our Statement in Opposition, following the Proponent’s Proposal and Supporting Statement, management disagrees with Mr. McRitchie’s proposal and supporting statement.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

Vote Required

Approval of the Shareholder Proposal requires the affirmative vote of the holders of a majority of the shares of the common stock represented at the meeting and entitled to vote.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

“Directors to be Elected by Majority Vote Bylaw

Resolved: Directors of Whole Foods Markets, Inc. Be Elected By Majority Vote

Shareholders request that our Board initiate an appropriate process to amend our company’s charter or bylaws to provide that director nominees must be elected or re-elected by the affirmative vote of the majority of votes cast in person or by proxy at an annual shareholder meeting at which a quorum is present. However, if the election is contested (the number of nominees exceeds the number of directors to be elected), we request that the directors be elected by the vote of a plurality of the shares cast in person or by proxy at any such meeting.

Supporting Statement:

Our Company currently uses the plurality vote standard to elect directors.

That means a nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. In other words, the process does not afford shareholders a meaningful role in elections. In contrast, this proposal seeks amendments so that nominees for the board of directors in uncontested elections must receive a majority of the votes cast in order to be elected to the Board.

Following the lead of Colgate-Palmolive, Pfizer and many others, more than 400 U.S. companies have adopted majority-voting policies, according to proxy advisor GovernanceMetrics. Most of the S&P 500 have adopted majority vote requirements, according to Institutional Shareholder Services.

This proposal asks that our Directors, to the fullest extent possible, not make any provision to override our shareholder vote and keep a director in office who fails to get a majority vote. Provisions that would allow director nominees, with minuscule votes, to only offer to resign are inadequate. A director rejected by a majority of shareholder should not remain in office.

However, we do not wish to otherwise limit our Board’s judgment or flexibility in crafting a vigorous provision on this topic into our Company’s charter or bylaws. The principle of “election by majority vote” is key and is important enough to be a permanent part of our bylaws or charter rather than a short-lived policy. Amending our company’s charter or bylaws is an essential part of this proposal.

Majority vote requirements in boardroom elections enhance director accountability to shareholders and director accountability is the hallmark of good governance. The board election process should ensure that shareholder expressions of dissatisfaction with the performance of directors have real consequences. A majority-vote standard will transform the director election process from a symbolic gesture to a process that gives meaningful voice to shareholders.”

OUR STATEMENT IN OPPOSITION

Our Board of Directors recently amended our bylaws, to implement a majority vote standard for director elections, coupled with a director resignation policy for those directors who do not receive a majority vote. We subsequently filed a report on Form 8-K to disclose this bylaw amendment to our shareholders. With the adoption of this amendment to our bylaws, we are not aware of any additional actions that the Company could undertake to implement the voting standards that Mr. McRitchie requests. Accordingly, we had expected Mr. McRitchie to withdraw his proposal, but he declined to do so.

The new bylaw provision (contained in Article II, Section 9 of our bylaws) reads in relevant part as follows (emphasis added):

“Unless otherwise provided in the Articles of Incorporation or these Bylaws in accordance with the Act, directors of the Corporation in a contested election (i.e., where the number of nominees for director exceeds the number of directors to be elected) shall be elected by a plurality of the votes cast by the holders of shares present and entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. However, in an uncontested election (i.e., where the number of nominees for director is the same as the number of directors to be elected), directors shall be elected by a majority of the votes cast by the holders of shares present and entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. In the event that a nominee for director fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing directors where the election is uncontested such director must, promptly following certification of the shareholder vote, tender his or her resignation to the Board of Directors. The Nominating & Governance Committee of the Board of Directors, or such other group of independent members of the Board of Directors as is determined by the entire the Board of Directors (excluding the director who tendered the resignation) will evaluate any such resignation in light of the best interests of the Corporation and its shareholders and will make a recommendation to the entire Board of Directors as to whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board of Directors may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to the Corporation, the overall composition of the Board of Directors and whether accepting the tendered resignation would cause the Corporation to fail to meet any applicable law, rule or regulation (including the listing requirements of any securities exchange). The Board of Directors shall complete this process within 90 days after the certification of the shareholder vote and shall report its decision to the Company shareholder in the Company’s filing following such Board Decision.”

PROPOSAL 4 – SHAREHOLDER PROPOSAL

We recently received a formal shareholder proposal from the General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, Illinois 60201-4118 (the “Proponent”) as lead filer and Portfolio 21, 721 NW Ninth Avenue, Suite 250, Portland, Oregon 97209, as co-filer (“Co-filer”). Proponent and Co-filer have owned 55,316 shares and 40,000 shares, respectively, of Whole Foods Market, Inc. common stock for at least one year prior to October 1, 2007. They have requested that a proposal regarding separating the roles of our Company Chairman of the Board and CEO be presented for shareholder vote at the Company’s annual meeting. The Proponent’s Proposal and Supporting Statement are quoted verbatim below.

For the reasons set forth by the Company in the section titled Our Statement in Opposition, following the Proponent’s Proposal and Supporting Statement, management disagrees with Proponent’s and Co-filer’s proposal and supporting statement.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

Vote Required

Approval of the Shareholder Proposal requires the affirmative vote of the holders of a majority of the shares of the common stock represented at the meeting and entitled to vote.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

“Separate CEO & Chair

Whole Foods - 2008

RESOLVED: Shareholders request that our Board establish a rule (required in our charter or bylaws if practicable) of separating the roles of Chief Executive Officer and

Board Chairperson so that an independent director who has not served as an executive officer of our Company serve as Chair whenever possible.

This proposal gives our company an opportunity to follow SEC Staff Legal Bulletin 14C to cure a Chairman’s non-independence. This proposal shall not apply to the extent that compliance would necessarily breach any contractual obligations in effect at the time of the 2008 shareholder meeting.

The primary purpose of our Chairman and Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including our Chief Executive Officer. Separating the roles of Chair and CEO can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

It is the role of our CEO and management to run the business of our company. Meanwhile, it is the role of the Board of Directors to provide independent oversight of our CEO and management. Our CEO should not be his own boss while managing our company’s business. Under the leadership of the Chairman the board should give strategic direction and guidance and represent the best interests of shareholders in maximizing value.

More companies are recognizing the separation of Chairman and CEO to be a sound corporate governance practice. In addition, several respected institutions recommend separation. The Council of Institutional Investors adopted a Corporate Governance Policy which recommends, “The Board should be chaired by an independent director.”

The Conference Board’s Commission on Public Trust and Private Enterprise 2003 report recommended as Best Practice that “Each corporation should give careful consideration to separating the offices of Chairman of the Board and CEO, with those two roles being performed by separate individuals. The Chairman would be one of the independent directors.”

An independent Chair can enhance investor confidence in our Company and strengthen the oversight and integrity of our Board.

At our Company’s 2007 annual meeting, 20.2% of the shareholders voted in favor of separating the roles of CEO and Chair.

In order to ensure that our Board can provide the proper strategic direction for our Company with independence and accountability, we urge a vote FOR this resolution.”

OUR STATEMENT IN OPPOSITION

The Board of Directors understands that some publicly traded companies separate the roles of chairman and CEO; however, for the following reasons the Board of Directors believes this strategy could harm Whole Foods Market’s stakeholders and would not improve the Company’s corporate governance:

John P. Mackey is a co-founder of the Company and has been its chairman and CEO since the Company’s incorporation in 1980; as such he is uniquely qualified through his experience and expertise to be the person who generally sets the agenda for, and leads discussions of, strategic issues for Whole Foods Market. Mr. Mackey’s leadership was instrumental in the Company’s drafting and implementing of its mission statement, now symbolized by the Whole Foods-Whole People-Whole Planet logo. Mr. Mackey’s leadership, in both his chairman and CEO roles, continues to ensure that the Company remains dedicated to and focused on its mission. This dedication and focus serves all Company stakeholders in many ways, but especially in differentiating the Company from its competition and building a loyal Customer and Team Member base. Under Mr. Mackey’s leadership, our stock price has increased at an average compounded annual rate of 22% since the Company has been publicly traded. Through his high profile service as chairman and CEO, Mr. Mackey is a source of inspiration and goodwill to our Team Members and Customers. As evidence of Mr. Mackey’s continued dedication to the Company’s mission and stakeholders, effective January 1, 2007 he voluntarily reduced his salary to $1 and declined any future stock option awards. The Board of Directors believes that separating the chairman and CEO roles would, over time, impair Mr. Mackey’s visibility and leadership and change the Company’s mission-driven focus. Therefore, the Board of Directors believes that the Company and its shareholders can be most advantaged by leaving these roles combined.

The Board of Directors believes that sufficient restrictions, which are outlined below, have been placed on the Chairman role to ensure the protection of all Company stakeholders.

Pursuant to our Corporate Governance Principles, adopted by the Board of Directors and posted publicly on our Company website, the Board of Directors has established protocols and divided duties to protect all Company stakeholders from too much power being placed with the Chairman and CEO. The Board of Directors annually appoints a “Lead Director” (currently held by Dr. John Elstrott) to run its meetings and to assume many of the functions typically handled by a Chairman of the Board in other publicly traded companies.

As listed in our Corporate Governance Principles, the primary responsibilities of our Lead Director are as follows:

1.	to act as a liaison between the CEO and the Board of Directors and facilitate communication between meetings;

2.	to lead the annual performance review of the CEO;

3.	to lead the full Board of Directors in an annual review of the performance and effectiveness of the Board and its committees;

4.	to facilitate the Board of Directors’ input into the agenda for the Board of Directors’ meetings and work with the Chairman and CEO or his designee to set the agenda for each meeting;

5.	to act as chair of regular and special meetings of the Board of Directors; and

6.	to act as chair of the executive sessions of the independent directors.

In addition, the Lead Director may call a meeting of the Board of Directors in executive session, has final approval of the agenda for all regular and special meetings of the Board of Directors (including the meeting schedule to assure sufficient time for discussion of all agenda items), and has final approval of information sent to the Board of Directors for each such regular and special meeting.

Compare this to the primary responsibilities of our Chairman which are as follows:

1.	to generally set the agenda for, and lead discussions of, strategic issues for Whole Foods Market at the Board level; and

2.	to act as Chairman of the annual shareholder meeting and determines the agenda and order of business for the same.

Unlike many companies, our Board of Directors does not have an executive committee through which a CEO and Chairman is able to undertake decisions without the participation of the full Board of Directors. Instead, our Board of Directors accomplishes most of its corporate governance role, including new director and succession planning, through its committees which are chartered to undertake significant activities and are made up entirely of independent directors.

OTHER INFORMATION

Beneficial Ownership

The following table presents the beneficial ownership of our common stock as of January 2, 2008, except as noted, for (i) each person beneficially owning more than 5% of the outstanding shares of our common stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares.

Name**	Number of Shares Beneficially Owned	Percent of Class
Capital Research and Management Co (1)	8,044,600	6%
T.Rowe Price Assoc (2)	7,860,849	6%
Baillie Gifford and Co Ltd. (3)	6,944,288	5%
Glenda Chamberlain (4)	203,271	*
David W. Dupree (5)	82,798	*
D. John B. Elstrott (6)	64,362	*
A.C. Gallo (7)	73,802	*
Gabrielle E. Greene (8)	33,883	*
Hass Hassan (9)	56,564	*
John P. Mackey (10)	1,221,053	1%
Walter Robb (11)	135,396	*
Morris J. Siegel (12)	38,562	*
Dr. Ralph Z. Sorenson (13)	68,894	*
James P. Sud (14)	224,650	*
Lee Valkenaar (15)	109,133	*
All 12 directors and officers as a group (16)	2,312,368	2%

*	Indicates ownership of less than 1% of the outstanding shares of the Company’s common stock.
**	Each of our executive officers and directors may be contacted at 550 Bowie Street, Austin, Texas 78703.

(1)	Based upon the report of Schedule 13F, filed with the SEC 9/30/2007. The address of Capital Research and Management Company is 333 South Hope Street Los Angeles, CA 90071-1447.
(2)	Based upon the report of Schedule 13F, filed with the SEC 9/30/2007. The address of T.Rowe Price & Associates, Inc. is100 East Pratt Street, 10th Floor Baltimore, MD 21202-1009.
(3)	Based upon the report of Schedule 13F, filed with the SEC 9/30/2007. The address of Baillie Gifford & Co. Ltd. is Calton Square 1 Greenside Row Edinburgh, EH1 3AN UK.
(4)	Includes 79,410 shares of common stock issuable upon exercise of outstanding stock options. Ms. Chamberlain has pledged an aggregate of 21,300 shares of common stock in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.
(5)	Includes 59,906 shares of common stock issuable upon exercise of outstanding stock options.

(6)	Includes 36,562 shares of common stock issuable upon exercise of outstanding stock options.
(7)	Includes 65,663 shares of common stock issuable upon exercise of outstanding stock options.
(8)	Includes 31,362 shares of common stock issuable upon exercise of outstanding stock options.
(9)	Includes 26,562 shares of common stock issuable upon exercise of outstanding stock options.
(10)	Includes 82,808 shares of common stock issuable upon exercise of outstanding stock options.
(11)	Includes 93,221 shares of common stock issuable upon exercise of outstanding stock options.
(12)	Includes 35,562 shares of common stock issuable upon exercise of outstanding stock options.
(13)	Includes 36,562 shares of common stock issuable upon exercise of outstanding stock options.
(14)	Includes 79,394 shares of common stock issuable upon exercise of outstanding stock options. Mr. Sud has pledged an aggregate of 56,026 shares of common stock in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.
(15)	Includes 97,541 shares of common stock issuable upon exercise of outstanding stock options.
(16)	Includes 724,553 shares of common stock issuable upon exercise of outstanding stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its directors, officers and applicable shareholders timely filed these reports.

Shareholders’ Proposals

Any proposal that a shareholder of the Company desires to have put to a vote at the 2009 annual meeting of shareholders must be submitted to the Company’s Corporate Secretary at its principal executive offices no later than October 3, 2008, and in accordance with related provisions of the Company’s current Bylaws.

WHOLE FOODS MARKET, INC. C/O SECURITIES TRANSFER CORPORATION P.O. BOX 701629 DALLAS, TX 75370

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER

COMMUNICATIONS

If you would like to reduce the costs incurred by Whole Foods Market, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Whole Foods Market, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WHOLF1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WHOLE FOODS MARKET, INC. Vote on Directors
1.	ELECTION OF DIRECTORS		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	1.)	DR. JOHN B. ELSTROTT
	2.)	GABRIELLE E. GREENE
	3.)	HASS HASSAN
	4.)	JOHN P. MACKEY	☐	☐	☐
	5.)	MORRIS J. SIEGEL
	6.)	DR. RALPH Z. SORENSON

Vote on Proposals		For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2008:	☐	☐	☐

3.	SHAREHOLDER PROPOSAL REGARDING THE FUTURE ELECTION OF THE MEMBERS OF THE BOARD OF DIRECTORS BY A MAJORITY VOTE:	☐	☐	☐

4.	SHAREHOLDER PROPOSAL REGARDING SEPARATING THE ROLES OF COMPANY CHAIRMAN OF THE BOARD AND CEO:	☐	☐	☐

IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF

Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners]	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The [insert enclosures here] is/are available at www.proxyvote.com.

PROXY

WHOLE FOODS MARKET, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned hereby (a) acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Whole Foods Market, Inc. (the “Company”) to be held on March 10, 2008, at 9:00 a.m., Central Daylight Saving Time, at the Austin Hilton Hotel: 500 East 4th Street, Austin, TX 78701 and the Proxy Statement in connection therewith, and (b) appoints John P. Mackey and Glenda Chamberlain and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as designated on the reverse side.

Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return this proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP, AGAINST THE SHAREHOLDER PROPOSAL REGARDING THE FUTURE ELECTION OF THE MEMBERS OF THE BOARD OF DIRECTORS BY A MAJORITY VOTE AND AGAINST THE SHAREHOLDER PROPOSAL REGARDING SEPARATING THE ROLES OF COMPANY CHAIRMAN OF THE BOARD AND CEO.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock. The undersigned further hereby ratifies and confirms all of the actions that the proxies named above, their substitutes, or any of them, may lawfully do by virtue of this proxy.